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                                                                 EXHIBIT (10)(k)

                     LONG-TERM DISABILITY RESTORATION PLAN
                            FOR CERTAIN OFFICERS OF
                              NBD BANCORP, INC.


Section 1 - Effective Date

  This Plan is effective as of January 1, 1994.

Section 2 - Purpose

  The principal purpose of this Plan is to provide for the payment of certain long-term disability benefits to certain officers of NBD Bancorp, Inc., and its affiliated corporations (hereinafter "NBD") in excess of (a) the limitations on benefits imposed by Section 505(b)(7) of the Internal Revenue Code of 1986, as amended, (hereinafter the "Code") and (b) the limitation on the maximum monthly benefit contained in the NBD Bancorp, Inc. Long-Term Disability Plan (hereinafter the "LTD Plan"). This Plan is established to insure that the total long-term disability benefits of all totally disabled officers of NBD entitled to receive benefits under the LTD Plan can be determined on the same basis.

Section 3 - Administration

  (a) This Plan shall be administered by the Compensation Committee of the Board of Directors of NBD as an unfunded plan. The Compensation Committee's decisions in all matters involving the interpretation and application of this Plan shall be conclusive.

  (b) The Plan shall at all times be maintained by NBD and administered by the Compensation Committee as a plan wholly separate from the LTD Plan.

Section 4 - Eligibility

  Officers whose long-term disability benefits under the LTD Plan are limited by the provisions set forth therein to conform to Section 505(b)(7) of the Code or whose monthly long-term disability benefit payment is limited by the maximum monthly benefit limitation contained in the LTD Plan shall be eligible for benefits provided by this Plan. In no event shall an officer who is not entitled to benefits under the LTD Plan be eligible for any benefits under this Plan.

Section 5 - Amount of Benefits

  The benefits payable to an eligible officer or his or her eligible survivors hereunder shall equal the excess, if any, of:

  (a) the benefits that would have been paid to such officer or his or her eligible survivors under the LTD Plan if the provisions of such Plan were administered and benefits paid as if the officer had elected the 60% of pay option and without regard to the benefit limitations contained in such Plan to confirm it to Section 505(b)(7) of the Code or the maximum monthly benefit limitation contained in such Plan over
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  (b)  the benefits that are payable to such officer or his or her eligible survivors under the LTD Plan.

Section 6 - Payment of Benefits

  (a) Payment of benefits under this Plan shall be made coincident with the payment of benefits under the LTD Plan or as soon as practicable thereafter.

  (b) Benefits under the Plan shall be payable solely from the general assets of NBD. The Plan shall remain unfunded during the entire period of its existence.

Section 7 - Rights of Employees

  Except to the extent provided in Section 8 hereinbelow, no officer or his or her eligible survivors shall at any time have any vested right to receive the benefits provided by this Plan.

Section 8 - Amendment and Discontinuance

  NBD expects to continue this Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such amendment or discontinuance is deemed necessary or desirable. However, if NBD should amend or discontinue this Plan, NBD shall be liable for any benefits that have accrued under this Plan as of the date of such action (determined on the basis of an eligible officer's total disability as of the date of such amendment or discontinuance).